EXHIBIT 10.1







                                DATED 30 MAY 2003



                          NIAGARA LASALLE (UK) LIMITED



                          THAMESWAY PROPERTIES LIMITED











                                    AGREEMENT

            relating to the sale and purchase of freehold property at

                       SPRINGFIELD STEELWORKS, MILL STREET
                              DARLASTON, WEDNESBURY


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DATED                     30 May 2003

PARTIES

1    Seller   NIAGARA LASALLE (UK) LIMITED (company no 3725308) whose
              registered office is at Victoria Steel Works Bull Lane Moxley
              Wednesbury West Midlands WS10 8RS

2    Buyer    THAMESWAY PROPERTIES LIMITED (company no 2881185) whose
              registered office is at 13 Church Street, Kidderminster, Worcestershire DY10 2AH

OPERATIVE PROVISIONS

1    DEFINITIONS AND INTERPRETATION

1.1  Unless the contrary intention appears, the following definitions apply:

      Buyer                         Thamesway Properties Limited;

      Buyer's Solicitors            BPE Solicitors of Fifth Floor, Somerset
                                    House, 37 Temple Street, Birmingham, West
                                    Midlands, B2 5DP (Ref RH);

      Completion Date               the later of the date upon which the Seller
                                    completes its acquisition of the Property pursuant to the Option or is able to procure the immediate transfer of the Property to the Buyer pursuant to clause
                                    3.2 of this Agreement and the date 5
                                    working days after the Condition is
                                    satisfied;

      Condition                     the condition set out in paragraph 2 of the
                                    Schedule;

      Deposit                       (pound)92,500.00;

      General Conditions            the Standard Conditions of Sale (Third
                                    Edition);

      Long Stop Date                the date six (6) months from the date of
                                    this Agreement PROVIDED THAT if the Buyer has submitted the application pursuant to paragraph 4.1 of the Schedule to this Agreement and the Local Planning Authority has not made a decision upon such application by the end of such six month period then the date shall be extended to the date 14 days after the Local Planning
                                    Authority have made such a decision subject to an absolute maximum period expiring on the date 8 months from the date of this Agreement;

      Option an option agreement dated 21 May 1999 and made between (1) Glynwed Property Management Limited (2) Glynwed Properties Limited (3) Niagara LaSalle (UK) Limited and (4) Niagara Corporation in respect of the Property;

      Property the freehold property known as Springfield Steelworks, Mill Street, Darlaston, Wednesbury comprising all of the freehold land registered at HM Land Registry with Title Absolute under title number WM309546;

      Purchase Price                (pound)925,000 plus Value Added Tax;

      Seller                        Niagara Lasalle (UK) Limited; and

      Seller's Solicitors

                                    Berwin Leighton Paisner of Adelaide House,
                                    London Bridge, London, EC4R 9HA (Ref
                                    MS/GPUR/1872.26).

1.2 If any party to this Agreement comprises more than one person the obligations and liabilities of that party under this Agreement shall be joint and several obligations and liabilities.

1.3 The headings of the Clauses shall not affect the construction of this Agreement.

1.4 In this Agreement words importing one gender shall be construed as importing any other gender and any reference to a Clause or Schedule shall be construed as a reference to a Clause or Schedule of this Agreement.

2     CONDITION

2.1 This Agreement is conditional upon the satisfaction of the Condition within the time limits specified in the Schedule.

2.2   NOTICE OF RESCISSION

      If a notice of rescission is served pursuant to the provisions of the Schedule then this Agreement shall immediately determine without prejudice to the rights and remedies of each party against the other in respect of any prior breach of this Agreement save that the Deposit shall be returned as soon as reasonably practicable to the Buyer but without interest and the Buyer will procure cancellation of any registration at HM Land Registry or HM Land Charges Department made on behalf of the Buyer in respect of this Agreement.

2.3   OBLIGATION TO COMPLY WITH THE SCHEDULES

      The Seller and the Buyer shall comply with their respective obligations set out in the Schedule to this Agreement.

2.4   WAIVER OF CONDITIONS

      The Buyer may waive the Condition at any time by serving written notice upon the Seller to that effect and the Condition shall be deemed to have been satisfied on the date of service of the notice.

2.5   EXERCISING OPTION AGREEMENTS

      The Seller shall properly exercise its right to purchase the Property pursuant to the Option as soon as practicable after the Condition is satisfied and shall keep the Buyer informed of its progress in doing so.

3     SALE AND PURCHASE

3.1 Subject to clause 2 the Seller shall sell and the Buyer shall purchase the Property at the Purchase Price.

3.2 The Buyer acknowledges and agrees that completion may take place by way of at transfer at the request of the Seller direct to the Buyer by the grantor under the Option (the "Grantor") following exercise of the Option pursuant to clause 2.5 of this Agreement.

4     DEPOSIT

      On or before the date of this Agreement the Buyer shall pay the Deposit to the Seller's Solicitors as stakeholders in the form of a banker's draft telegraphic transfer or a solicitor's client account cheque.


5     COMPLETION

5.1 Completion of the sale and purchase of the Property and payment of the balance of the Purchase Price and any other sums payable under this Agreement shall take place on the Completion Date at the offices of the Seller's Solicitors or elsewhere in the UK as they may direct.

5.2 Where completion takes place by way of a transfer pursuant to clause 3.2 of this Agreement from the Grantor directly to the Buyer then completion shall take place on the Completion Date at the offices of the Grantor's solicitors or elsewhere in the UK as they or the Seller's solicitors may direct.

6     CAPACITY

      The Seller sells with full title guarantee.

7     TITLE

7.1   Title to the Property shall be deduced by way of:

      7.1.1    a certified copy of the Option with financial details omitted;

      7.1.2 a certified copy of the Purchase Document as that expression is defined in the Option; and

      7.1.3 office copy entries of title number WM309546 dated 1 May 2003 showing Glynwed Property Management Limited as the registered proprietor.

7.2 Title to the Property having been deduced in accordance with clause 7.1 the Buyer shall be deemed to purchase with full knowledge of the matters contained or referred to in the title to the Property and shall not raise any objections or requisitions in relation to them save in respect of financial charges or other financial matters or matters arising on the title after the issue of the office copy entries referred to at clause
      7.1.3 above.

7.3 Notwithstanding that the Seller is not the registered proprietor of the Property and may not be so registered at the Completion Date the Buyer shall not decline to complete in reliance on Section 110 of the Land Registration Act 1925 and if at completion the Seller is not so registered (and completion shall not take place by way of a sub sale) then the following provisions shall have effect:

      7.3.1 the Purchase Price shall be paid by the Buyer to the Seller as a further payment by way of deposit but such sum together with the Deposit to be held as agent;

      7.3.2 the Seller shall hold the Property as bare trustee upon trust for the sole and absolute benefit of the Buyer until actual completion;

      7.3.3 the Seller shall on the Completion Date release to the Buyer a duly executed transfer of the Property either from the Seller or pursuant to clause 3.2 from the Grantor; and

      7.3.4    in the event of a transfer from the Seller to the Buyer

o     a fully and validly completed Land Registry application form

o     a fully completed form L(A)451

o (to the extent that the same is not dealt with by way of apportionment) a cheque drawn on a solicitors' client account for the stamp duty and Land Registry fees properly payable in relation to such transfer or a solicitors' undertaking to properly and fully stamp such transfer and to pay the necessary Land Registry Fees

o a solicitors' undertaking to use all reasonable endeavours to submit any application with the relevant priority period and to promptly procure registration of the Seller as registered proprietor of the Property at HM Land Registry and to keep the Buyer fully informed of the progress of and completion of its registration; and

      7.3.5 in the event of a transfer pursuant to clause 3.2 of this Agreement an undertaking from the Grantor's solicitors to hand over the Land Certificate to title number WM309546

7.4 Upon completion the Seller will deliver to the Buyer a valid application to cancel the registration referred to in entry 3 of the charges register to title number WM309546

8     EXISTING MATTERS

8.1 The Property is sold subject to and (where appropriate) with the benefit of the following matters:

      8.1.1 matters contained or referred to in the registers of title of title numbers WM309546;

      8.1.2 all mineshafts (if any) upon or within the Property whether or not the same have been disclosed to the Buyer and the rights of the National Coal Board (or any successor authority or company to that body) in respect of such mineshafts;

      8.1.3 all other matters revealed in writing by the Seller's solicitors.

8.2 The Buyer's Solicitors having been supplied with full details of such matters before the date of this Agreement the Buyer shall be deemed to purchase with full knowledge of these matters and shall not raise any objections or requisitions in relation to them.


9        THE GENERAL CONDITIONS

9.1 This Agreement incorporates the General Conditions in so far as they are applicable to a sale by private treaty and are not varied by or inconsistent with the terms of this Agreement.

9.2   The incumbrances referred to in Condition 3.1.2(a) are:

      9.2.1 all local land charges whenever registered and all other matters capable of registration as local land charges (whether or not actually registered);

      9.2.2 all notices charges orders resolutions demands plans proposals requirements restrictions agreements conditions directions and other matters served or made by any local authority or tribunal or other competent body prior to the date of actual completion;

      9.2.3 any other matter which would or should be revealed by a search and enquiries made with the local authority immediately prior to the date of actual completion;

      9.2.4 all easements profits a prendre licences privileges and advantages affecting the Property;

      9.2.5     all overriding interests affecting the Property;

      9.2.6     the matters referred to in Clause 8 of this agreement;

      in addition and without prejudice to the other incumbrances specified in Condition 3.1.2(c).

9.3   The words "and could not" are omitted from Condition 3.1.2(c).

9.4   Condition 4.3.2 is omitted.

9.5 In Condition 6.1.2 the words (If for any reason (other than the wilful default of the Seller) completion takes place after 1.30 pm" are substituted for the words "If the money due on completion is received after 2.00 pm".

9.6   Condition 6.7(a) is omitted.

9.7 The Contract rate shall be 4% above the base rate from time to time of Barclays Bank Plc.

9.8 The words " or in the negotiations leading to it" are omitted from condition 7.1.1.

9.9 At the end of Condition 7.3.2. there shall be added the words "and in addition the party not in default shall without prejudice to any other right or remedy be entitled to be reimbursed for any reasonable legal fees disbursements or VAT incurred by reason of delayed completion".

10    CONDITION OF PROPERTY

10.1 The Buyer admits that it has inspected the Property and purchases it with full knowledge of its actual size and condition and shall take the Property as it stands.

10.2 No damage to or destruction of the Property or any part thereof occurring after the date of this agreement however occasioned shall in any way affect the obligations of the parties under this agreement.

10.3

      10.3.1 The Buyer acknowledges that prior to the date of this agreement it has been given permission and adequate opportunity to carry out its own investigation into the physical condition of the Property and the extent to which the Property is affected by contaminating substances and has been provided with all information necessary to assess the state and condition of the Property and as such is deemed to purchase with full knowledge thereof;

      10.3.2 the parties also agree that in the event of any statutory notice being served after completion which relates to contaminating substances which are present in on or under the Property and which require any form of investigation, monitoring or remedial action with regard to such substances then as between the parties the sole responsibility of complying with that notice shall rest with the Buyer to the exclusion of the Seller and the parties hereby covenant with each other that in the event of any such statutory notice being served or any enforcing authority wishing to recover such costs from the parties will each as soon as reasonably practicable confirm to the enforcing authority in writing that they are content for this agreement to be applied by that enforcing authority in determining liabilities as between the parties;

      10.3.3 these agreements and covenants are made with the intention that the enforcing authority serving the notice or (as the case may be) seeking to recover its costs shall give effect to this agreement pursuant to: (a) the draft statutory guidance issued under Part 11A of the Environmental Protection Act 1990; (b) any final guidance to the like effect; and (c) any similar guidance (whether statutory or non-statutory), issued in relation to other legislation under which similar responsibilities may be imposed. It is also intended that in the absence of such guidance this agreement shall be borne in mind by enforcing authorities under any legislation under which similar responsibilities may be imposed in considering how to exercise any discretion available to them or how to make any relevant determination.

      10.4.1    In this clause the following definitions shall apply:

                Historic Contamination    any contamination or pollution or
                                          other matter which is hazardous or
                                          otherwise capable of causing harm to
                                          human health or the environment which
                                          is or was present in at on under or
                                          about the Property on or before the
                                          date of actual completion whether it
                                          remains in at on under or about the
                                          Property or emanates or has emanated
                                          from the Property

                Remedial Action           preventing limiting removing
                                          remedying monitoring cleaning up
                                          abating or containing the presence or
                                          effect of any Historic Contamination
                                          including any reinstatement of the
                                          environment and/or carrying out
                                          investigative work including
                                          monitoring and obtaining legal and
                                          other professional advice in relation
                                          to such action

      10.4.2 Without limitation to clause 10.3 the Buyer shall covenant with the Seller in the transfer of the Property to indemnify the Seller and keep the Seller fully and effectually indemnified from and against

                (a) all losses damages claims costs expenses (including reasonable costs in relation to legal and professional advice) in taking Remedial Action; and

                (b) statutory liability and/or penalties arising from Historic Contamination in both cases where such Remedial Action or statutory liability and/or penalties (as the case may be) are imposed upon or are the responsibility of the owner or previous owners of the Property as land owners only and not in the capacity of an employer

      10.4.3 The Buyer's indemnity pursuant to clause 10.4.2 and obligations under clause 10.3 shall be limited to taking Remedial Action or complying with statutory requirements (including the payment of penalties) in respect of any Historic Contamination which is or was present in at on under or about the Property only and (other than as set out in clause 10.4.4) shall not extend to taking Remedial Action or complying with statutory requirements (including the payment of penalties) in respect of any Historic Contamination in at on under about or affecting any land air watercourses or persons outside of the Property and which originated from the Property

      10.4.4 The Buyer's indemnity pursuant to clause 10.4.2 and obligations under clause 10.3 shall include taking Remedial Action or complying with statutory requirements (including the payment of penalties) in respect of any Historic Contamination in at on under about or affecting any land air watercourses or persons outside of the Property and which originated from the Property where the release of such Historic Contamination into land air watercourses or so as to affect persons outside of the Property is caused by the action or default of the Buyer following actual completion of the sale and purchase of the Property

      10.4.5 The Buyer shall procure that: (a) any environmental survey audit study or appraisal of the Property is addressed jointly to the Seller and the Buyer and that the parties carrying out any works of remediation to the Property provide insurance backed collateral warranties to the Seller in a form acceptable to the Seller (acting reasonably); and (b) any works implementing the development envisaged by this agreement shall be carried out in a manner which minimises the likelihood of Historic Contamination being released into land air watercourses or so as to affect persons outside of the Property

11    NON-ASSIGNABILITY

      This Agreement is personal to the Buyer and may not be assigned by it and the Seller shall not be obliged to complete the sale of the Property other than by means of a single transfer of the whole of the Property to the Buyer at the Purchase Price.

12    POSSESSION

12.1 Subject to clauses 12.2 and 12.3 the Property is sold with vacant possession on completion and the Seller will provide evidence reasonably satisfactory to the Buyer's solicitors of the termination upon actual completion of the lease of the Property dated 21 May 1999 and made between Glynwed Property Management Limited (1) Glynwed Properties Limited (2) Niagara LaSalle UK Limited (3) and Niagara Corporation (4)

12.2 The Seller may at any time before actual completion and entirely at its own discretion remove from the Property plant machinery equipment chattels (whether loose or fixed) fixtures fittings and any thing which may have become part of the Property (whether by annexation affixation or otherwise) ("Plant") without having to make good any damage to the Property caused by such removal provided that in the removal of the Plant the Seller will comply with all necessary statutory requirements and quasi statutory guidance with respect to such removal

12.3 To the extent that the Seller does not remove any Plant then the Property is sold subject to any Plant remaining at the Property at actual completion and the Seller shall be under no obligation to the Buyer to remove Plant

13    DISCLAIMER

      The Buyer acknowledges that this Agreement has not been entered into wholly or partly in reliance on any statement or representation made by or on behalf of the Seller (other than the Seller's Solicitors' written replies to any written enquiries raised by the Buyer's Solicitors).

14    ENTIRE AGREEMENT

      This Agreement constitutes the entire contract between the parties and may only be varied or modified in writing by the parties or their authorised representatives specifically referring to this Clause and stating that this Agreement is varied in the manner specified.

15    NON-MERGER

      This Agreement shall remain in full force and effect as to any of its stipulations obligations and conditions which shall not have been performed and which shall remain to be performed notwithstanding the completion of the Transfer of the Property to the Buyer.

16    INTEREST

      If the Seller is entitled to interest or any other sums in addition to the Purchase Price under any provision of this Agreement the Seller will be entitled to retain the title deeds for the Property until payment is received in full.

17    INSOLVENCY OF BUYER

      If the Buyer enters into liquidation (other than a voluntary liquidation for the purpose of amalgamation or reconstruction and with the prior written consent of the Seller) or is made bankrupt or becomes the subject to an Administration Order the Seller may immediately by notice in writing rescind this Agreement and forfeit the Deposit.

18    VALUE ADDED TAX

      All sums of money payable by the Buyer under the terms of this Agreement are exclusive of any Value Added Tax properly chargeable thereon and the Buyer shall pay in addition to such sums the Value Added Tax attributable to them and the Seller will procure that there is provided to the Buyer a duly valid VAT invoice in respect thereof.

19    NOTICES

      The provisions of Section 196 of the Law of Property Act 1925 (as amended) shall apply to any notice to be given under or in connection with this Agreement.



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                                    SCHEDULE
                               PLANNING CONDITION

1.1 In this Schedule the following words and expressions shall unless the context otherwise requires have the following meanings:-

      Code the Code of Measuring Practice published by the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers (current edition);

      Condition                     the condition precedent set out in
                                    paragraph 2;

      Drawings the drawings numbered D02 and D101, 102, 103, 104 and 106 copies of which are annexed hereto;

      Local Planning Authority      Walsall Borough Council

      Planning Permission           the grant of the planning permission
                                    (applied for under the provisions of this Schedule) by the Local Planning Authority which would discharge the Condition;

      Planning Refusal              a refusal of planning permission applied
                                    for under the provisions of this Schedule
                                    (but not a deemed refusal arising under
                                    Section 79 of the Town & Country Planning
                                    Act 1990);

      Onerous Condition             has the meaning given in paragraph 10 of
                                    this Schedule.

1.2 References to the Town & Country Planning Act 1990 include any statute amending consolidating or replacing it for the time being in force.

1.3 Words importing the singular meaning include (unless the context otherwise requires) the plural and vice versa.

2 The Condition is the obtaining of a detailed planning permission for the demolition of any existing buildings and the construction on the Property of 69 residences to the design shown in the Drawings for use as private residences.

3

3.1 If the Condition is not discharged in accordance with the provisions of this Schedule (or waived by the Buyer in accordance with clause 2.4 of this Agreement) by the Longstop Date either the Seller or the Buyer may immediately rescind this Agreement by giving to the other written notice to that effect

3.2 The party seeking to rescind this Agreement may do so only if it has materially observed and performed the obligations on its part contained in this Schedule up to the date of the giving of such notice.

4

4.1 The Buyer will at its own expense apply to the Local Planning Authority for Planning Permission either before or within four (4) weeks after the date of this Agreement and will prosecute the same with all necessary speed and diligence and supply the Seller with a copy of its planning application immediately on submitting the same.

4.2 The Buyer may as a result of any discussions or negotiations with the Local Planning Authority and if it appears requisite or desirable in order to obtain Planning Permission amend or withdraw and immediately submit a fresh application for Planning Permission (but the Buyer will not do so in the period between six months and eight months from the date of this Agreement) in any such case with the prior written approval of the Seller which is not to be unreasonably withheld or delayed.

5

5.1 The Seller and the Buyer will co-operate with one another and use all reasonable endeavours to assist each other to discharge the Condition (the Buyer bearing the reasonable costs incurred by the Seller in doing so) but in so doing the Seller and the Buyer will not act independently of each other.

5.2 The Seller will support the Buyer's application for Planning Permission and will if so reasonably required by the Buyer enter into any agreements required by the Local Planning Authority as a pre-condition to the granting of Planning Permission provided that the Seller shall not be obliged to enter into any such unless:

      5.2.1 the Buyer first indemnifies the Seller against the cost of entering into the same and enters into a covenant to indemnify the Seller against any liability which may be incurred by the Seller as a result of entering into any such;

      5.2.2 without prejudice to sub-paragraph 5.2.1 above such agreement provides that the Seller will cease to be liable under the terms of the such agreement after it has parted with its interest in the Property;

      5.2.3 the substantive obligations contained in such agreement will only be of effect if the Planning Permission to which it relates is implemented.

5.3 At all times during its negotiations with the Local Planning Authority the Buyer shall keep the Seller and Niagara Corporation promptly and fully advised of any such matters but the Seller will not act independently of the Buyer.

6 The Condition will be discharged upon the grant of Planning Permission free from Onerous Conditions by the Local Planning Authority.

7 If the Condition in this Schedule shall not have been discharged by the Longstop Date then the Buyer shall be treated as unable to discharge the Condition and this Agreement will be capable of rescission under paragraph 3.

8 The Buyer will supply the Seller with a copy of any planning decision it receives resulting from any application for Planning Permission (whether original amended or resubmitted) within two (2) working days of the receiving the same.

9 Any notification required to be given under the provisions of this Schedule shall be in writing.

10    An Onerous Condition is one or more of the following which:

      10.1 requires the payment or expenditure of other money or other valuable consideration or payment of compensation by way of planning gain or the carrying out of work (in addition to works necessarily arising from the Buyer's planning application) on or away from the Property the cost of which exceeds(pound)50,000

      10.2 prevents the implementation and completion of the development set out in paragraph 2 of this Schedule without the agreement or co-operation of an independent third party which cannot be obtained on terms or at a cost or within a time that is reasonable in the circumstances

      10.3      is temporary

      10.4 limits the occupation and use of the whole or any material part of the Property to any designated occupier or a class of occupier whether by imposing a geographical qualification upon proposed occupiers or otherwise

      10.5 requires the provision and or disposal of any dwelling houses amounting to in excess of 25% of the total number of dwelling houses to be constructed on the Property as affordable housing or social housing whether such disposal is to the local authority and/or a housing association or any other party

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Signed by                                     )           /s/ Michael Scharf
for and on behalf of                          )           ------------------
the Seller                                    )                Chairman










Signed by                                     )           /s/ Corrigan Lockett
for and on behalf of                          )           --------------------
the Buyer                                     )                Director